Exhibit 5.1

Our ref            DLK/663980-000001/6712500v2

500.com Limited

500.com Building

Shenxianling Sports Center

Longgang District

Shenzhen 518115

People’s Republic of China

21 January 2014

Dear Sirs

500.com Limited

We have been asked to render this opinion in our capacity as counsel as to Cayman Islands law to 500.com Limited (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended (the “Act”) of an aggregate amount of 48,009,000 Class A Ordinary Shares of par value US$0.00005 each in the share capital of the Company (the “Shares”) for issuance pursuant to the Company’s 2011 Share Incentive Plan (the “Plan”).

We have reviewed the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the board of directors of the Company (or any individual or committee to whom the board of directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the register of members of the Company, will be legally issued, fully paid and non-assessable.

This opinion is subject to the qualification that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder